Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – July 24, 2017

Auburn National Bancorporation, Inc. Reports Second Quarter Net Earnings

Second Quarter 2017 Highlights

•	Quarterly net interest income increased 7% compared to second quarter 2016

•	Net interest margin (tax-equivalent) increased by 18 basis points compared to second quarter 2016

•	Continued profitability – Annualized return on average assets of 0.96%

•	Controlled expenses – Noninterest expense was unchanged compared to second quarter 2016

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $2.0 million, or $0.55 per share, for the second quarter of 2017, compared to $1.9 million, or $0.53 per share, for the second quarter of 2016. Net earnings for the first six months of 2017 were $3.9 million, or $1.07 per share, compared to $4.1 million, or $1.13 per share, for the six months of 2016.

“The Company’s second quarter results reflect solid growth in our net interest income and margin and improved efficiency,” said E.L. Spencer, Jr., President and CEO, and Chairman of the Board.

Net interest income (tax-equivalent) was $6.4 million for the second quarter of 2017, compared to $6.0 million for the second quarter of 2016. This increase was primarily due to an increase in interest income from securities available-for-sale as management reduced its investment in federal funds sold and interest-bearing bank deposits and increased its investment securities as market yields improved. The Company also lowered its deposit costs and repaid higher-cost wholesale funding sources. The Company’s net interest margin (tax-equivalent) increased to 3.28% in the second quarter of 2017, compared to 3.10% for the second quarter of 2016. Average loans were $436.6 million in the second quarter of 2017 compared to $434.9 million in the second quarter of 2016. Average deposits were $737.4 million in the second quarter of 2017, an increase of $9.5 million or 1%, from the second quarter of 2016.

Nonperforming assets were $2.4 million, or 0.28% of total assets, at June 30, 2017, compared to $2.0 million, or 0.23% of total assets, at June 30, 2016. The Company recorded $0.1 million of provision for loan losses in the second quarter of 2017, compared to no provision in the second quarter of 2016. The provision for loan loss is based upon various factors, including the absolute level of loans, loan growth, credit quality and the amount of net charge-offs.

Noninterest income and expense were $0.8 million and $4.0 million, respectively, for the second quarter of 2017, compared to $1.0 million and $4.0 million, respectively, in the second quarter of 2016. The decrease in noninterest income was primarily due to a decrease in mortgage lending income of $0.2 million. The Company had an improved efficiency ratio of 55.80% for the second quarter of 2017, compared to 57.39% in the second quarter of 2016.

Income tax expense and the effective tax rate were $0.8 million and 28.21%, respectively, for the second quarter of 2017 compared to $0.7 million and 27.52%, respectively, for the second quarter of 2016.

The Company paid cash dividends of $0.23 per share in the second quarter of 2017, an increase of 2.2% from the same period in 2016. At June 30, 2017, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $836 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. An in-store branch is located in the Kroger store in Opelika. The Bank also operates a commercial loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, nonperforming assets, other real estate owned, provision for loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2016 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights includes certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Second Quarter Net Earnings/page 3

Financial Highlights (unaudited)

Quarter ended June 30,	Six months ended June 30,
(Dollars in thousands, except per share amounts)	2017	2016	2017	2016

Results of Operations
Net interest income (a)	$6,402	$6,014	$12,591	$12,033
Less: tax-equivalent adjustment	301	322	601	644

Net interest income (GAAP)	6,101	5,692	11,990	11,389
Noninterest income	793	993	1,629	1,827

Total revenue	6,894	6,685	13,619	13,216
Provision for loan losses	100	—	100	(600)
Noninterest expense	4,015	4,021	8,133	8,130
Income tax expense	784	733	1,501	1,564

Net earnings	$1,995	$1,931	$3,885	$4,122

Per share data:
Basic and diluted net earnings:	$0.55	$0.53	$1.07	$1.13
Cash dividends declared	$0.23	$0.225	$0.46	$0.45
Weighted average shares outstanding:
Basic and diluted	3,643,593	3,643,503	3,643,567	3,643,493
Shares outstanding, at period end	3,643,643	3,643,503	3,643,643	3,643,503
Book value	$23.36	$23.28	$23.36	$23.28
Common stock price:
High	$37.79	$29.85	$37.79	$30.49
Low	32.65	26.81	30.75	24.56
Period-end:	36.94	28.49	36.94	28.49
To earnings ratio	16.94	x	13.07	x	16.94	x	13.07	x
To book value	158%	122%	158%	122%
Performance ratios:
Return on average equity (annualized)	9.44%	9.18%	9.26%	9.99%
Return on average assets (annualized)	0.96%	0.93%	0.93%	1.00%
Dividend payout ratio	41.82%	42.45%	42.99%	39.82%
Other financial data:
Net interest margin (a)	3.28%	3.10%	3.23%	3.11%
Effective income tax rate	28.21%	27.52%	27.87%	27.51%
Efficiency ratio (b)	55.80%	57.39%	57.19%	58.66%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$2,255	$1,669	$2,255	$1,669
Other real estate owned	103	300	103	300

Total nonperforming assets	$2,358	$1,969	$2,358	$1,969

Net (recoveries) charge-offs	$(277)	$246	$(222)	$(839)

Allowance for loan losses as a % of:
Loans	1.14%	1.05%	1.14%	1.05%
Nonperforming loans	220%	271%	220%	271%
Nonperforming assets as a % of:
Loans and other real estate owned	0.54%	0.46%	0.54%	0.46%
Total assets	0.28%	0.23%	0.28%	0.23%
Nonperforming loans as a % of total loans	0.52%	0.39%	0.52%	0.39%
Annualized net (recoveries) charge-offs as % of avg. loans	(0.25)%	0.23%	(0.10)%	(0.39)%

Selected average balances:
Securities	$274,493	$223,414	$266,239	$230,251
Loans, net of unearned income	436,645	434,934	433,233	432,231
Total assets	831,187	828,106	833,421	823,054
Total deposits	737,464	727,989	739,720	727,171
Long-term debt	3,217	7,217	3,217	7,217
Total stockholders’ equity	$84,569	84,124	83,884	$82,545
Selected period end balances:
Securities	$277,363	$217,002	$277,363	$217,002
Loans, net of unearned income	437,287	430,694	437,287	430,694
Allowance for loan losses	4,965	4,528	4,965	4,528
Total assets	836,311	846,056	836,311	846,056
Total deposits	742,456	747,539	742,456	747,539
Long-term debt	3,217	7,217	3,217	7,217
Total stockholders’ equity	$85,099	84,808	85,099	$84,808

(a) Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”

(b) Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income.

Reports Second Quarter Net Earnings/page 4

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended June 30,		Six months ended June 30,
(Dollars in thousands, except per share amounts)	2017	2016	2017	2016
Net interest income, as reported (GAAP)	$6,101	$5,692	$11,990	$11,389
Tax-equivalent adjustment	301	322	601	644
Net interest income (tax-equivalent)	$6,402	$6,014	$12,591	$12,033